Exhibit 99.7

Employees and Consultants

NANOGEN, INC.

STOCK OPTION ASSUMPTION AGREEMENT

EPOCH BIOSCIENCES 2003 STOCK INCENTIVE PLAN

EPOCH PHARMACEUTICALS, INC. INCENTIVE STOCK OPTION,

NONQUALIFIED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN – 1991

EPOCH PHARMACEUTICALS, INC. INCENTIVE STOCK OPTION,

NONQUALIFIED STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN - 1993

Optionee: «Employee»,

STOCK OPTION ASSUMPTION AGREEMENT effective as of the [        ] day of December, 2004 by Nanogen, Inc., a Delaware corporation (“Nanogen”).

WHEREAS, the undersigned individual (“Optionee”) holds one or more outstanding options to purchase shares of the common stock of Epoch Bioisciences, Inc. (formerly known as Epoch Pharmaceuticals) (“Epoch”), a Delaware corporation, which were granted to Optionee under the Epoch 2003 Stock Incentive Plan (the “2003 Plan”), the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1991 (the “1991 Plan) and/or the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan – 1993 (the “1993 Plan”) (collectively, the “Plans”) and are each evidenced by a Stock Option Agreement, as amended pursuant to the Memorandum dated September 7, 2004 (the “Option Agreement”).

WHEREAS, Epoch has been acquired by Nanogen (the “Acquisition”) pursuant to the Agreement and Plan or Merger and Reorganization, among Nanogen, Empire Acquisition Corp. and Epoch (the “Merger Agreement”).

WHEREAS, the provisions of the Merger Agreement require Nanogen to assume all obligations of Epoch under all outstanding options under the Plans at the consummation of the Acquisition.

WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Acquisition is 0.4673 of a share of Nanogen common stock (“Nanogen Stock”) for each outstanding share of Epoch common stock (“Epoch Stock”).

WHEREAS, this Agreement became effective immediately upon the consummation of the Acquisition (the “Effective Time”) in order to reflect certain adjustments to Optionee’s outstanding option(s) which have become necessary by reason of the assumption of those options by Nanogen in connection with the Acquisition.

NOW, THEREFORE, it is hereby agreed as follows:

1. The number of shares of Epoch Stock subject to the option(s) held by Optionee immediately prior to the Effective Time (the “Epoch Options”) the option plan each such Epoch Option was granted under and the exercise price payable per share are set forth below. Nanogen hereby assumes, as of the Effective Time, all the duties and obligations of Epoch under each of the Epoch Options. In connection with such assumption, the number of shares of Nanogen Stock purchasable under each Epoch Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Nanogen Stock subject to each Epoch Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Nanogen Stock under the assumed Epoch Option shall also be as indicated for that option below.

EPOCH STOCK OPTIONS			NANOGEN ASSUMED OPTIONS
Epoch Option Plan	# of Shares of Epoch Common Stock	Exercise Price per Epoch Share	# of Shares of Nanogen Common Stock	Adjusted Exercise Price per Nanogen Share
		$		$

2. The intent of the foregoing adjustments to each assumed Epoch Option is to assure that the spread between the aggregate fair market value of the shares of Nanogen Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Acquisition, be not less than the spread which existed, immediately prior to the Acquisition, between the then aggregate fair market value of the Epoch Stock subject to the Epoch Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Acquisition, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Epoch Option immediately prior to the Acquisition.

3. The following provisions shall govern each Epoch Option hereby assumed by Nanogen:

(a) Unless the context otherwise requires, all references in each Option Agreement and the Plan (as incorporated into such Option Agreement) (i) to the “Corporation” or “Company” shall mean Nanogen, (ii) to “Share” shall mean share of Nanogen common stock, (iii) to the “Board” shall mean the Board of Directors of Nanogen and (iv) to the “Committee” shall mean the Compensation Committee of the Nanogen Board of Directors.

(b) For purposes of determining whether a “Change in Control” has occurred under the 2003 Plan, all references to the “Company” shall mean Nanogen. For purposes of Section 8 of the 1991 and 1993 Plans, all references to the “Company” shall mean Nanogen.

(c) The grant date and the expiration date of each assumed Epoch Option and all other provisions which govern either the exercise or the termination of the assumed Epoch Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase Nanogen Stock.

(d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee’s status as an employee or a consultant of Epoch, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Nanogen or any present or future Nanogen subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Epoch Options upon Optionee’s cessation of service as an employee or a consultant of Epoch shall hereafter be applied on the basis of Optionee’s cessation of employee or consultant status with Nanogen and its subsidiaries, and each assumed Epoch Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Nanogen and its subsidiaries. As described in the September 7, 2004 Memorandum, in the event Optionee’s employment is terminated by Nanogen without cause upon or within six months of the consummation of the Acquisition, each of Optionee’s assumed Epoch Options will remain exercisable, to the extent vested at the time of Optionee’s termination, until the earliest to occur of (i) the expiration of the twelve (12)-month period from Optionee’s termination date, (ii) the expiration of the option term or (iii) a merger or acquisition of Nanogen in which such options are not assumed or otherwise continued in effect. Under no circumstances will any assumed Epoch Option be exercisable after the specified expiration date of the option term.

(e) The adjusted exercise price payable for the Nanogen Stock subject to each assumed Epoch Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option, including any additional forms authorized by the Nanogen Compensation Committee.

(f) In order to exercise each assumed Epoch Option, Optionee must deliver to Nanogen a written notice of exercise in which the number of shares of Nanogen Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Nanogen Stock and should be delivered to Nanogen at the following address:

Nanogen, Inc.

10398 Pacific Center Court

San Diego, California 92121

Attention: Stock Option Administrator

4. Pursuant to the terms of the Plan and the Agreement, none of your options assumed by Nanogen in connection with the transaction will vest and become exercisable on an accelerated basis upon the consummation of the Acquisition. Each Epoch Option shall be assumed by Nanogen as of the Effective Time and shall thereafter continue to vest for any remaining unvested shares of Nanogen Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

5. If one or more of Optionee’s assumed Epoch Options was granted under the 2003 Plan, those particular options will, upon assumption by Nanogen, retain the existing vesting acceleration provisions pursuant to which those options will vest and become exercisable for all the option shares on an accelerated basis should Optionee’s employment be terminated under certain designated circumstances within 12 months following the Acquisition.

6. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Acquisition shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

IN WITNESS WHEREOF, Nanogen, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the [        ] day of December, 2004.

NANOGEN, INC.

By:

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Epoch Options hereby assumed by Nanogen are as set forth in the Option Agreement, the Plans, as applicable, and such Stock Option Assumption Agreement.

«Employee», OPTIONEE

DATED:                             , 2004

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